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                                                                   Exhibit 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in this Registration Statement on Form F-4 of our report dated January 21, 2002, except for the going concern issue described in Note 20 a), and for the restatement to constant pesos of September 30, 2002 purchasing power described in Note 2b., which are as of October 14, 2002, relating to the financial statements of Alestra, S. de R.L. de C.V. (Alestra), which appears in such Registration Statement. We also consent to the references to us under the headings "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers

Carlos Arreola Enriquez
Public Accountant

Monterrey, Nuevo Leon, Mexico
January 14, 2003